EXHIBIT 3b.

                                     BY-LAWS

                                       OF

                           WINNEBAGO INDUSTRIES, INC.

                                   AS AMENDED



                               ARTICLE I. OFFICES
                               ------------------

         The principal office of the Corporation in the State of Iowa, shall be located in the City of Forest City, County of Winnebago, State of Iowa.

         The Corporation may have such other offices, either within or without of the State of Iowa, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

                            ARTICLE II. SHAREHOLDERS
                            ------------------------

Section 1. Annual Meeting

         The Annual Meeting of the Shareholders shall be held on a date in the month of January of each year, commencing with the January, 1999 meeting, to be annually set by the Board of Directors with written notice thereof to be given not less than ten (10) days prior thereto by the Secretary, to be held in Forest City, Iowa, at such place as may be designated by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

Section 2. Notice of Shareholder Business and Nominations

         (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this Section 2, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.

         (2) (a) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of Section 2(1) of these By-Laws, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting except in the case of candidates recommended by shareholders of more than 5% of the Corporation's Common Stock who may also submit nominations in accordance with the procedures in clause (b) of Section 2 of these By-Laws; provided however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (A) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11


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thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner; and (D) a signed statement by the nominee agreeing that, if elected, such nominee will (i) represent all Corporation shareholders in accordance with applicable law and these By-Laws and (ii) comply with the Corporation's Code of Ethics.

         (b) Shareholders or a group of shareholders who have owned more than 5% of the Corporation's Common Stock for at least one year as of the date the recommendation was made may recommend nominees for director to the Nominating and Governance Committee, provided that written notice from the shareholder(s) must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than 120 days prior to the anniversary of the date the Corporation's proxy statement was released to shareholders in connection with the previous year's annual meeting, except as otherwise provided in these By-Laws; provided, however, that in the event that the date of the annual meeting has been changed by more than 30 days from the date of the preceding year's annual meeting, notice by the shareholder must be received by the Secretary of the Corporation not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (A) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including (i) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) the written consent of the shareholder(s) recommending the nominee to being identified in the Corporation's proxy statement); (B) as to the shareholder(s) giving the notice and the beneficial owner(s), if any, on whose behalf the nomination or proposal is made
(i) the name and address of such shareholder(s), as they appear on the Corporation's books, and of such beneficial owner(s) and (ii) the number of shares of the Corporation's Common Stock which are owned beneficially and of record by such shareholder(s) and such beneficial owner(s) and information with respect to the holding period for such shares; and (C) a signed statement by the nominee agreeing that, if elected, such nominee will (i) represent all Corporation shareholders in accordance with applicable law and these By-Laws and
(ii) comply with the Corporation's Code of Ethics.

         (3) For purposes of these By-Laws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                         ARTICLE III. BOARD OF DIRECTORS
                         -------------------------------

Section 1. General Powers

         The business and affairs of this Corporation shall be managed by its Board of Directors.

Section 2. Number, Tenure and Qualifications

         The number of directors constituting the Board of Directors of the Corporation shall be not more than fifteen (15) and not less than three (3), the precise number to be determined by resolution of the Board of Directors from time to time. Effective with the election of the directors at the annual meeting of shareholders to be held in 2000, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the Board of Directors consisting of eight (8) members existing at the time of the annual meeting of shareholders to be held in 2000 to be classified as follows: Two directors to hold office initially for


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a term expiring at the annual meeting of shareholders to be held in 2001, three directors to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2002, and three directors to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2003, with the respective members of each class to hold office until their respective successors are elected and qualified. At each annual meeting of shareholders commencing with the annual meeting in 2001, the successors to the class of directors whose term then expires shall be elected to serve a three-year term and until their successors are duly elected and qualified. No decrease in the number of directors shall have the effect of shortening the terms of any incumbent director. Any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.

Section 3. Regular Meetings

         The regular meeting of the Board of Directors shall be held without other notice than these By-Laws, immediately after, and at the same place as, the Annual Meeting of the Shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Iowa, for the holding of additional regular meetings without other notice than such resolution.

Section 4. Special Meetings

         Special meetings of the Board of Directors may be called by or at the request of the President or any one director. The persons or person authorized to call special meetings of the Board of Directors may fix the time for holding any special meetings of the Board of Directors so called, but the place shall be the same as the regular meeting place unless another place is unanimously agreed upon at the time and ratified by appropriate resolution.

Section 5. Notice of Meetings

         Notice of any special meeting of the Board of Directors shall be given at least five (5) days previously thereto by written notice delivered personally or mailed to each director at his business address, or by telegram. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with sufficient postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company; any director may waive notice of any meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the expressed purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 6. Committees

         The Board of Directors may, by resolution adopted by a majority of the whole board, designate from among its members an Executive Committee and one or more other committees. Any such committee, to the extent provided in the resolution, shall have and may exercise all the authority of the Board of Directors; provided, however, that no such committee shall have such authority in reference to any matter for which such authority is specifically reserved to the full Board of Directors by the terms of the Iowa Business Corporation Act, as amended. Each such committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

                              ARTICLE IV. OFFICERS
                              --------------------

Section 1. Number

         The officers of the Corporation shall be a President, Vice President, a Secretary and a Treasurer. Such other officers, assistant officers and acting officers as may be deemed necessary, may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person if so nominated and elected.


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Section 2. Election and Term of Office

         The officers of the Corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. The officers of the Corporation shall hold office until their successors are chosen and qualify or until their death or resignation. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors in office. Any vacancy occurring in any office in the Corporation shall be filled by the Board of Directors.

                       ARTICLE V. NON-CERTIFICATED STOCK
                       ---------------------------------

         In accordance with Section 490.626 of Code of Iowa the Board of Directors of the Corporation is hereby authorized at its discretion to issue some or all of the shares of stock of any or all of its classes or series without certificates. With any reasonable time after the issue or transfer of shares without certificates, the Corporation shall send the shareholder a written statement of the information required on certificates by Section 490.625, Subsections 2 and 3, and, if applicable Section 490.627, Code of Iowa. The rights and obligations of shareholders of the Corporation are identical whether or not their shares are represented by certificates.

                             ARTICLE VI. FISCAL YEAR
                             -----------------------

         The fiscal year of this Corporation shall begin on the next day following the last Saturday in August of any year and end on the last Saturday in August of the succeeding year.

                             ARTICLE VII. AMENDMENTS
                             -----------------------

         These By-Laws may be altered, amended or repealed and new By-Laws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.